Exhibit 10.12
FORM OF
EXCHANGEABLE SHARE SUPPORT AGREEMENT
Between
LULULEMON CORP.
- and -
LULULEMON CALLCO ULC
- and -
LULU CANADIAN HOLDING INC.
●, 2007

SUPPORT AGREEMENT
MEMORANDUM OF AGREEMENT made as of the ● day of ●, 2007.
AMONG:
LULULEMON CORP., a corporation existing under the laws of the State of Delaware corporation
(“Lululemon”)
AND:
Lululemon Callco ULC, an unlimited liability company existing under the laws of the Province of Alberta
(“Callco”)
AND:
LULU CANADIAN HOLDING, INC., a company existing under the laws of the Province of British Columbia
(“Exchangeco”)
WHEREAS in connection with an arrangement agreement (the “Arrangement Agreement”) dated as of April 26, 2007 among Lululemon, Callco, Exchangeco, LIPO Investments (USA), Inc. and LIPO Investments (Canada) Inc. (“LIPO Canada”), Exchangeco is to issue exchangeable shares (the “Exchangeable Shares”) to holders of common shares of LIPO Canada pursuant to the plan of arrangement (the “Arrangement”) contemplated by the Arrangement Agreement;
AND WHEREAS, pursuant to the Arrangement Agreement, Lululemon, Callco and Exchangeco have agreed to execute a support agreement substantially in the form of this Agreement;
NOW THEREFORE in consideration of the respective covenants and agreements provided in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:
ARTICLE 1
DEFINITIONS
1.1 Defined Terms
Each term denoted herein by initial capital letters and not otherwise defined herein shall have the meaning ascribed thereto in the rights, privileges, restrictions and conditions (collectively, the

“Exchangeable Share Provisions”) attaching to the Exchangeable Shares attached as Appendix 1 to the Plan of Arrangement as set out in the Articles of Arrangement of Exchangeco, unless the context requires otherwise.
ARTICLE 2
COVENANTS OF LULULEMON, CALLCO AND EXCHANGECO
2.1 Covenants Regarding Exchangeable Shares
So long as any Exchangeable Shares not owned by Lululemon or its subsidiaries are outstanding, Lululemon will:
(a)	not declare or pay any dividend on the Lululemon Common Shares unless (i) in the case of a cash dividend on Lululemon Common Shares, (A) Exchangeco shall simultaneously declare or pay, as the case may be, an equivalent dividend as provided for in the Exchangeable Share Provisions on the Exchangeable Shares, and (B) Exchangeco shall have sufficient money or other assets available to enable the due declaration and the due and punctual payment, in accordance with applicable law, of any such dividend on the Exchangeable Shares or (ii) in the case of a stock dividend on Lululemon Common Shares, (A) Exchangeco shall subdivide the Exchangeable Shares in lieu of a stock dividend thereon as provided for in the Exchangeable Share Provisions and (B) Exchangeco shall have sufficient authorized but unissued securities available to enable such subdivision;

(b)	advise Exchangeco sufficiently in advance of the declaration by Lululemon of any dividend on the Lululemon Common Shares and take all such other actions as are reasonably necessary, in co-operation with Exchangeco, to ensure that (i) the respective declaration date, record date and payment date for a dividend on the Exchangeable Shares shall be the same as the declaration date, record date and payment date for the corresponding dividend on the Lululemon Common Shares or (ii) the record date and effective date for the subdivision of Exchangeable Shares shall be the same as the record date and payment date for the stock dividend on the Lululemon Common Shares;

(c)	ensure that the record date for any dividend declared on the Lululemon Common Shares is not less than 10 Business Days after the declaration date of such dividend;

(d)	take all such actions and do all such things as are reasonably necessary or desirable to enable and permit Exchangeco, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price in respect of each issued and outstanding Exchangeable Share (other than Exchangeable Shares owned by Lululemon or its subsidiaries) upon the liquidation, dissolution or winding-up of Exchangeco, the delivery of a Retraction Request by a holder of Exchangeable Shares or a redemption of Exchangeable Shares by Exchangeco, as the case may be, including without limitation all such actions and all such things as are necessary or desirable to enable and permit Exchangeco to cause to be delivered Lululemon Common Shares to the holders of Exchangeable Shares in accordance with the provisions of Article 5, Article 6, or Article 7, as the case may be, of the Exchangeable Share Provisions; and

(e)	take all such actions and do all such things as are reasonably necessary or desirable to enable and permit Callco, in accordance with applicable law, to perform its obligations arising upon the exercise by it of the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right, including without limitation all such actions and all such things as are necessary or desirable to enable and permit Callco to cause to be delivered Lululemon Common Shares to the holders of Exchangeable Shares in accordance with the provisions of the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right, as the case may be.
2.2 Segregation of Funds
Lululemon and Callco will cause Exchangeco to deposit a sufficient amount of funds in a separate account of Exchangeco and segregate a sufficient amount of such other assets and property as is necessary to enable Exchangeco to pay dividends when due and to pay or otherwise satisfy its respective obligations under Article 5, Article 6, or Article 7 of the Exchangeable Share Provisions, as applicable.
2.3 Reservation of Lululemon Common Shares
Lululemon hereby represents, warrants and covenants in favour of Callco and Exchangeco that Lululemon has reserved for issuance and will, at all times while any Exchangeable Shares (other than Exchangeable Shares held by Lululemon or its subsidiaries) are outstanding, keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of Lululemon Common Shares (or other shares or securities into which the Lululemon Common Shares may be reclassified or changed as contemplated by Section 2.7 hereof) (a) as is equal to the sum of (i) the number of Exchangeable Shares issued and outstanding from time to time (other than Exchangeable Shares held by Lululemon or its subsidiaries), and (ii) the number of Exchangeable Shares issuable upon the exercise of all rights to acquire Exchangeable Shares outstanding from time to time; and (b) as are now and may hereafter be required to enable and permit Lululemon and Callco to meet their obligations under the Exchange Trust Agreement and under any other security or commitment pursuant to which Callco may now or hereafter be required to deliver Lululemon Common Shares, to enable and permit Callco to meet its obligations under each of the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right and to enable and permit Exchangeco to meet its respective obligations hereunder and under the Exchangeable Share Provisions.
2.4 Notification of Certain Events
In order to assist Lululemon and Callco to comply with its obligations hereunder and to permit Callco to exercise the Liquidation Call Right, the Retraction Call Right and the Redemption Call

Right, Exchangeco will notify Lululemon and Callco of each of the following events at the time set forth below:
(a)	in the event of any determination by the board of directors of Exchangeco to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Exchangeco or to effect any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution;

(b)	promptly, upon the earlier of receipt by Exchangeco of notice and Exchangeco otherwise becoming aware of any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Exchangeco or to effect any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding up its affairs;

(c)	promptly, upon receipt by Exchangeco of a Retraction Request;

(d)	on the same date on which notice of redemption is given to holders of Exchangeable Shares, upon the determination of a Redemption Date in accordance with the Exchangeable Share Provisions; and

(e)	as soon as practicable upon the issuance by Exchangeco of any Exchangeable Shares or rights to acquire Exchangeable Shares (other than the issuance of Exchangeable Shares and rights to acquire Exchangeable Shares in exchange for outstanding LIPO Canada common shares pursuant to the Arrangement).
2.5 Delivery of Lululemon Common Shares to Exchangeco and Callco
In furtherance of its obligations under Sections 2.1(d) and 2.1(e) hereof, upon notice from Exchangeco or Callco of any event that requires Exchangeco or Callco, to cause to be delivered Lululemon Common Shares to any registered holder of Exchangeable Shares, Lululemon shall, in any manner deemed appropriate by it, provide or cause to be provided to Exchangeco or Callco, either in the form of a share certificate or in book entry form through the direct registration system, the requisite number of Lululemon Common Shares to be received by, and issued to or to the order of, the former holder of the surrendered Exchangeable Shares, as Exchangeco or Callco shall direct. All such Lululemon Common Shares shall be duly authorized and validly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance.
2.6 Qualification of Lululemon Common Shares
Lululemon covenants that if any Lululemon Common Shares (or other shares or securities into which Lululemon Common Shares may be reclassified or Changed as contemplated by Section 2.7 hereof) to be issued and delivered hereunder (including for greater certainty, pursuant to the Exchangeable Share Provisions or pursuant to the Exchange Right or the Automatic Exchange Rights) require registration or qualification with or approval of or the filing of any document, including any prospectus or similar document, or the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any Canadian or United States federal, provincial or state securities or other law or regulation or pursuant to the rules and regulations of any securities or other regulatory authority or the fulfillment of any other United States or Canadian legal requirement before such shares (or such other shares or securities) may be issued by Lululemon and delivered by Callco or Exchangeco, as the case may be, to the registered holder of Exchangeable Shares thereof or in order that such shares (or such other shares or securities) may be freely traded thereafter (other than any restrictions of general application on transfer by reason of a holder being a “control person” for purposes of Canadian provincial securities law or an “affiliate” of Lululemon for purposes of United States federal or state securities law), Lululemon will in good faith expeditiously take all such actions and do all such things as are necessary or desirable to cause such Lululemon Common Shares (or such other shares or securities) to be and remain duly registered, qualified or approved under United States and/or Canadian law, as the case may be; provided, however, that Lululemon’s obligations in this Section 2.6 shall be limited to the obligations set forth in Section 6.4 of the Reorganization Agreement. Lululemon will in good faith expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause all Lululemon Common Shares (or such other shares or securities) to be delivered hereunder to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding Lululemon Common Shares (or such other shares or securities) have been listed by Lululemon and remain listed and are quoted or posted for trading at such time.
2.7 Economic Equivalence
So long as any Exchangeable Shares not owned by Lululemon or its subsidiaries are outstanding:
(a)	Other than as permitted in Section 2.1, Lululemon will not without the prior approval of Exchangeco and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 11.2 of the Exchangeable Share Provisions:
(i)	issue or distribute Lululemon Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Lululemon Common Shares) to the holders of all or substantially all of the then outstanding Lululemon Common Shares by way of a stock dividend or other distribution, other than an issue of Lululemon Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Lululemon Common Shares) to holders of Lululemon Common Shares who (A) exercise an option to receive dividends in Lululemon Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Lululemon Common Shares) in lieu of receiving cash dividends, or (B) pursuant to any dividend reinvestment plan; or

(ii)	issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding Lululemon Common Shares entitling them to subscribe for or to purchase Lululemon Common Shares

(or securities exchangeable for or convertible into or carrying rights to acquire Lululemon Common Shares); or

(iii)	issue or distribute to the holders of all or substantially all of the then outstanding Lululemon Common Shares (A) shares or securities of Lululemon of any class other than Lululemon Common Shares (other than shares convertible into or exchangeable for or carrying rights to acquire Lululemon Common Shares), (B) rights, options or warrants other than those referred to in Section 2.7(a)(ii) above, (C) evidences of indebtedness of Lululemon, or (D) assets of Lululemon, unless the same or the economic equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Exchangeable Shares.

(b)	Lululemon will not without the prior approval of Exchangeco and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 11.2 of the Exchangeable Share Provisions:
(i)	subdivide, redivide or change the then outstanding Lululemon Common Shares into a greater number of Lululemon Common Shares; or

(ii)	reduce, combine, consolidate or change the then outstanding Lululemon Common Shares into a lesser number of Lululemon Common Shares; or

(iii)	reclassify or otherwise change the Lululemon Common Shares or effect an amalgamation, merger, reorganization or other transaction affecting the Lululemon Common Shares, unless the same or an economically equivalent change shall simultaneously be made to, or in, the rights of the holders of the Exchangeable Shares.

(c)	Lululemon will ensure that the record date for any event referred to in Section 2.7(a) or 2.7(b) above, or (if no record date is applicable for such event) the effective date for any such event, is not less than five Business Days after the date on which such event is declared or announced by Lululemon (with contemporaneous notification thereof by Lululemon to Exchangeco).

(d)	The Board of Directors shall determine, in good faith and in its sole discretion, economic equivalence for the purposes of any event referred to in Section 2.7(a) or 2.7(b) above and each such determination shall be conclusive and binding on Lululemon and its shareholders. In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors to be relevant, be considered by the Board of Directors:
(i)	in the case of any stock dividend or other distribution payable in Lululemon Common Shares, the number of such shares issued in proportion to the number of Lululemon Common Shares previously outstanding;

(ii)	in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase Lululemon Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Lululemon Common Shares), the relationship between the exercise price of each such right, option or warrant and the Current Market Price;

(iii)	in the case of the issuance or distribution of any other form of property (including without limitation any shares or securities of Lululemon of any class other than Lululemon Common Shares, any rights, options or warrants other than those referred to in Section 2.7(d)(ii) above, any evidences of indebtedness of Lululemon or any assets of Lululemon), the relationship between the fair market value (as determined by the Board of Directors in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding Lululemon Common Share and the Current Market Price;

(iv)	in the case of any subdivision, redivision or change of the then outstanding Lululemon Common Shares into a greater number of Lululemon Common Shares or the reduction, combination, consolidation or change of the then outstanding Lululemon Common Shares into a lesser number of Lululemon Common Shares or any amalgamation, merger, reorganization or other transaction affecting Lululemon Common Shares, the effect thereof upon the then outstanding Lululemon Common Shares; and

(v)	in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that such consequences may differ from the general taxation consequences to holders of Lululemon Common Shares as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).
(e)	Exchangeco agrees that, to the extent required, upon due notice from Lululemon, Exchangeco will use its best efforts to take or cause to be taken such steps as may be necessary for the purposes of ensuring that appropriate dividends are paid or other Distributions are made by Exchangeco, or subdivisions, redivisions or Changes are made to the Exchangeable Shares, in order to implement the required economic equivalent with respect to the Lululemon Common Shares and Exchangeable Shares as provided for in this Section 2.7. Without limiting the generality of the foregoing, the Board of Directors of Exchangeco may, acting in good faith, adjust the number of Lululemon Common Shares into which an Exchangeable Share is exchangeable (which initially is one) to reflect the economic equivalent of the relationship between the Lululemon Common Shares and the Exchangeable Shares.

(f)	Nothing in this Agreement shall affect the rights of Exchangeco to redeem (or Callco to purchase pursuant to the Redemption Call Right) Exchangeable Shares, as applicable in the event of a Lululemon Extraordinary Distribution.
2.8 Tender Offers
In the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to Lululemon Common Shares (an “Offer”) is proposed by Lululemon or is proposed to Lululemon or its shareholders and is recommended by the board of directors of Lululemon, or is otherwise effected or to be effected with the consent or approval of the board of directors of Lululemon, and the Exchangeable Shares are not redeemed by Exchangeco or purchased by Callco pursuant to the Redemption Call Right, Lululemon will use its reasonable efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit holders of Exchangeable Shares (other than Lululemon and its subsidiaries) to participate in such Offer to the same extent or on an economically equivalent basis as the holders of Lululemon Common Shares, without discrimination. Without limiting the generality of the foregoing, Lululemon will use its reasonable efforts expeditiously and in good faith to ensure that holders of Exchangeable Shares may participate in each such Offer without being required to retract Exchangeable Shares as against Exchangeco (or, if so required, to ensure that any such retraction shall be effective only upon, and shall be conditional upon, the closing of such Offer and only to the extent necessary to tender or deposit to the Offer). Nothing herein shall affect the rights of Exchangeco to redeem (or Callco to purchase pursuant to the Redemption Call Right) Exchangeable Shares, as applicable, in the event of a Lululemon Control Transaction.
2.9 Ownership of Outstanding Shares
Without the prior approval of Exchangeco and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 11.2 of the Exchangeable Share Provisions, Lululemon covenants and agrees in favour of Exchangeco that, as long as any outstanding Exchangeable Shares are owned by any person other than Lululemon or any of its subsidiaries, Lululemon will be and remain the direct or indirect beneficial owner of all issued and outstanding voting shares in the capital of Exchangeco and Callco.
2.10 Lululemon and Subsidiaries Not to Vote Exchangeable Shares
Lululemon covenants and agrees that it will appoint and cause to be appointed proxyholders with respect to all Exchangeable Shares held by it and its subsidiaries for the sole purpose of attending each meeting of holders of Exchangeable Shares in order to be counted as part of the quorum for each such meeting. Lululemon further covenants and agrees that it will not, and will cause its subsidiaries not to, exercise any voting rights which may be exercisable by holders of Exchangeable Shares from time to time pursuant to the Exchangeable Share Provisions or pursuant to the provisions of the Act (or any successor or other corporate statute by which Exchangeco may in the future be governed) with respect to any Exchangeable Shares held by it or by its subsidiaries in respect of any matter considered at any meeting of holders of Exchangeable Shares.
2.11 Rule 10b-18 Purchases
Nothing contained in this Agreement, including without limitation the obligations of Lululemon contained in Section 2.8, shall limit the ability of Lululemon, Callco or Exchangeco to make a “Rule 10b-18 Purchase” of Lululemon Common Shares pursuant to Rule 10b-18 of the United States Securities Exchange Act of 1934, as amended.
2.12 Restriction on Voluntary Dissolution and Continuance
Lululemon shall not, and agrees to cause Callco to not, take any action relating to (a) a voluntary liquidation, dissolution or winding-up of Exchangeco or its successors or Callco or its successors, as the case may be, prior to the Redemption Date or (b) the continuance or other transfer of the corporate existence of Exchangeco to any jurisdiction outside of Canada prior to the Redemption Date.
2.13 Mailings to Registered Holders of Exchangeable Shares
With respect to each meeting of shareholders of Lululemon at which holders of Lululemon Common Shares are entitled to vote and with respect to all written consents sought by Lululemon from its shareholders including the holders of Lululemon Common Shares, Lululemon will mail or cause to be mailed (or otherwise communicate in the same manner as Lululemon utilizes in communications to holders of Lululemon Common Shares subject to applicable regulatory requirements) to each registered holder of Exchangeable Shares, such mailing or communication to commence on the same day as the mailing or notice (or other communication) with respect thereto is commenced by Lululemon to its shareholders a copy of such notice, together with any related materials, including, without limitation, any proxy or information statement, to be provided to shareholders of Lululemon.
2.14 Other Materials
As soon as reasonably practicable after receipt by Lululemon or holders of Lululemon Common Shares (if such receipt is known by Lululemon) of any material sent or given by or on behalf of a third party to holders of Lululemon Common Shares generally, including without limitation, dissident proxy and information circulars (and related information and material) and tender and exchange offer circulars (and related information and material), Lululemon shall use its reasonable efforts to obtain and deliver a copy thereof (unless the same has been provided directly to registered holders of Exchangeable Shares by such third party) to each holder of Exchangeable Share as soon as possible thereafter. Lululemon will also make available for inspection by any registered holder of Exchangeable Shares at its principal executive offices in the City of Vancouver copies of all such materials.
2.15 Distribution of Written Materials
Any written materials distributed by Lululemon pursuant to this Agreement shall be sent by mail (or otherwise communicated in the same manner as Lululemon utilizes in communications to holders of Lululemon Common Shares subject to applicable regulatory requirements) to each holder of Exchangeable Share at its address as shown on the books of Exchangeco. Lululemon agrees not to communicate with holders of Lululemon Common Shares with respect to such written materials otherwise than by mail unless such method of communication is also used by it for communication with the registered holders of Exchangeable Shares. Exchangeco shall provide or cause to be provided to Lululemon for purposes of communication, on a timely basis and without charge or other expense a current list of registered holders of Exchangeable Shares.
ARTICLE 3
LULU SUCCESSORS
3.1 Certain Requirements in Respect of Combination, etc.
Lululemon shall not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of a merger, of the continuing corporation resulting therefrom unless, but may do so if:
(a)	such other person or continuing corporation (the “Lululemon Successor”) by operation of law, becomes bound by the terms and provisions of this Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, an agreement supplemental hereto and such other instruments (if any) as are reasonably necessary or advisable to evidence the assumption by the Lululemon Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such Lululemon Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of Lululemon under this Agreement; and

(b)	such transaction shall be upon such terms and conditions as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the other parties hereunder.
3.2 Vesting of Powers in Successor
Whenever the conditions of Section 3.1 have been duly observed and performed, the parties, if required by Section 3.1, shall execute and deliver the supplemental agreement provided for in Section 3.1(a) and thereupon the Lululemon Successor shall possess and from time to time may exercise each and every right and power of Lululemon under this Agreement in the name of Lululemon or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the board of directors of Lululemon or any officers of Lululemon may be done and performed with like force and effect by the directors or officers of such Lululemon Successor.

3.3 Wholly-Owned Subsidiaries
Nothing herein shall be construed as preventing the amalgamation or merger of any wholly-owned direct or indirect subsidiary of Lululemon with or into Lululemon or, subject to Section 2.12 hereof, the winding-up, liquidation or dissolution of any wholly-owned subsidiary of Lululemon provided that all of the assets of such subsidiary are transferred to Lululemon or another wholly-owned direct or indirect subsidiary of Lululemon and any such transactions are expressly permitted by this Article 3.
ARTICLE 4
GENERAL
4.1 Term
This Agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) are held by any person other than Lululemon and any of its subsidiaries.
4.2 Changes in Capital of Lululemon and Exchangeco
At all times after the occurrence of any event contemplated pursuant to Sections 2.7 and 2.8 hereof or otherwise, as a result of which either Lululemon Common Shares or the Exchangeable Shares or both are in any way Changed, this Agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which Lululemon Common Shares or the Exchangeable Shares or both are so Changed and the parties hereto shall execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications.
4.3 Severability
If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the end that the transactions contemplated hereby are fulfilled to the extent possible.
4.4 Amendments, Modifications
This Agreement may not be amended or modified except by an agreement in writing executed by Exchangeco, Callco and Lululemon and approved by the holders of the Exchangeable Shares in accordance with Section 11.2 of the Exchangeable Share Provisions.

4.5 Ministerial Amendments
Notwithstanding the provisions of Section 4.4, the parties to this Agreement may in writing at any time and from time to time, without the approval of the holders of the Exchangeable Shares, amend or modify this Agreement for the purposes of:
(a)	adding to the covenants of any or all parties provided that the board of directors of each of Exchangeco, Callco and Lululemon shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares;

(b)	making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the board of directors of each of Exchangeco, Callco and Lululemon, it may be expedient to make, provided that each such board of directors shall be of the good faith opinion that such amendments or modifications will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares; or

(c)	making such Changes or corrections which, on the advice of counsel to Exchangeco, Callco and Lululemon, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the boards of directors of each of Exchangeco, Callco and Lululemon shall be of the good faith opinion that such Changes or corrections will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares.
4.6 Meeting to Consider Amendments
Exchangeco, at the request of Lululemon, shall call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval pursuant to Section 4.4 hereof. Any such meeting or meetings shall be called and held in accordance with the articles of Exchangeco, the Exchangeable Share Provisions and all applicable laws.
4.7 Amendments Only in Writing
No amendment to or modification or waiver of any of the provisions of this Agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto.
4.8 Notices
All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be deemed given (a) five Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile, provided that the facsimile transmission is promptly confirmed by telephone, (c) when delivered, if delivered personally to the intended recipient, and (d) one Business Day following sending by overnight delivery via a courier service that is nationally recognized in the U.S. and Canada and, in each case, addressed to a party at the following address for such party:
(a)	If to Lululemon, to:

●

with a copy to:

●

(b)	If to Exchangeco, to:

●

with a copy to:

●

(c)	If to Callco, to:

●

with a copy to:

●
or to such other address(es) as shall be furnished in writing by any such party to the other party hereto in accordance with the provisions of this Section 4.8.
4.9 Interpretation
When a reference is made in this Agreement to an Article or a section, such reference shall be to an Article or a section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The terms “this Agreement”, “hereof”, “herein” and “hereunder” and similar expressions refer to this Agreement and not to any particular Article, section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto. Words importing the singular number only shall include the plural and vice versa. Words importing any gender shall include all genders. If any date on which any action is required to be taken under this Agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day. For the purposes of this Agreement, a “Business Day” means any day on which commercial banks are generally open for business in Vancouver, British Columbia, other than a Saturday, a Sunday or a day observed as a holiday in Vancouver, British Columbia under the laws of the Province of British Columbia or the federal laws of Canada.

4.10 Counterparts
This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties.
4.11 Governing Law
This Agreement shall be governed by, and construed in accordance with, the laws of the Province of British Columbia and the laws of Canada applicable therein, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
4.12 Assignment
Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.
4.13 Enforcement
The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction in the Province of British Columbia, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any court of competent jurisdiction in the Province of British Columbia, in the event any dispute arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement in any court other than any court of competent jurisdiction in the Province of British Columbia, and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement.
4.14 No Waiver
No provisions of this Agreement shall be deemed waived by any party, unless such waiver is in writing and signed by the authorized representatives of the person against whom it is sought to enforce such waiver.
4.15 Expenses
Except as expressly set forth in this Agreement, all costs and expenses and third party fees, paid or incurred in connection with this Agreement shall be paid in accordance with section 11.2 of the Reorganization Agreement.

4.16 Further Assurances
From time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
LULULEMON CORP.

By :

Name :
Title :

LULULEMON CALLCO ULC

By :

Name :
Title :

LULU CANADIAN HOLDING INC.

By :

Name :
Title :